Exhibit 4.6

Description of the Registrant’s Securities

Registered Pursuant to Section 12 of the

Securities Exchange Act of 1934, as Amended

Our Common Stock, $.10 par value per share, is the only class of securities of Best Buy Co., Inc., a Minnesota corporation (the “Company”), registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended. The common stock is listed on the New York Stock Exchange under the symbol “BBY.”

The following description of the Company’s common stock is a summary and does not purport to be complete. It is subject to, and qualified in its entirety by, reference to the Company’s Amended and Restated Articles of Incorporation (the “Articles”) and Amended and Restated By-Laws (the “Bylaws”), each of which are incorporated by reference as exhibits to our Annual Reports on Form 10-K of which this Exhibit is a part, and the Minnesota Business Corporation Act (the “MBCA”). We encourage you to read the Articles, the Bylaws and the applicable provisions of the MBCA for additional information.

Authorized Shares of Capital Stock

We are authorized to issue 1,000,000,000 shares of common stock, par value $.10 per share. The outstanding shares of common stock are fully paid and nonassessable.

The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, Inc.

We are also authorized to issue up to 400,000 shares of preferred stock, par value $1.00 per share. Our Articles provide that shares of preferred stock may be issued from time to time, in one or more series, with such designations, relative rights, preferences, limitations, dividend rights, redemption prices, liquidation prices, conversion rights, sinking or purchase fund rights or other privileges as our board of directors may establish, fix or determine. There are no issued and outstanding shares of preferred stock.

Voting Rights

Each share of common stock is entitled to one vote on all matters submitted to a vote of shareholders, including the election of directors. Cumulative voting of shares in the election of directors is prohibited. Subject to the rights, if any, of any holders of preferred stock, (i) except with respect to the election of directors, the shareholders shall take action at a meeting of shareholders by the affirmative vote of a majority of the voting power of the shares present and entitled to vote, except where a larger proportion is required by law, and (ii) each director shall be elected at a meeting of shareholders by the vote of a majority of the votes cast with respect to the director.

Dividend Rights

The holders of common stock may receive cash dividends if declared by the Board of Directors out of funds legally available for that purpose, subject to the rights of any holders of preferred shares and any other restrictions that may be applicable to the Company.

Rights upon Liquidation

Each share of common stock is entitled to participate pro rata in distributions upon liquidation, subject to the rights of holders of preferred shares.

Other Rights and Preferences

Holders of common stock have no preemptive or similar equity preservation rights. There are no redemption or sinking fund provisions applicable to the common stock. The rights, powers, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock that we may authorize and issue in the future. For example, issuance of preferred stock could result in a class of securities outstanding that will have preferences with respect to dividends and in liquidation over the common stock and could (upon conversion or otherwise) enjoy all of the rights appurtenant to common stock.

Anti-Takeover Effects of Our Articles and Bylaws and Certain Provisions of Minnesota Law

The following provisions of the Articles, Bylaws and the MBCA may be deemed to have an anti-takeover effect.

Requirements for Advance Notification of Director Nominations and Shareholder Proposals

The Bylaws establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors and the proposal of any business not intended to be included in the Company’s proxy statement, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be “properly brought” before a meeting, a shareholder must comply with advance notice requirements and provide us with certain information. Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 120 days nor more than 150 days prior to the anniversary of the immediately preceding annual meeting of shareholders. The Bylaws also specify requirements as to the form and content of a shareholder’s notice.

In addition to the director nomination provisions described above, the Bylaws contain a “proxy access” provision that provides that any shareholder or group of up to twenty shareholders who qualify as an eligible shareholder under the proxy access provisions of our Bylaws may nominate and include in our proxy materials director candidates constituting up to 20% of our board of directors or two directors, whichever is greater. In order for a shareholder or group of shareholders to be eligible under the proxy access provisions of our Bylaws to nominate a director, such shareholder or group of shareholders must, among other criteria, be eligible to vote at the Company’s annual meeting, have owned or together with other group shareholders owned 3% or more of the voting power of our issued and outstanding common stock continuously for at least three years and represent that such shares were acquired in the ordinary course of business and not with the intent to change or influence control of the Company and that each such person does not have such intent. In order to use the proxy access provisions of our Bylaws, shareholders and their nominees must satisfy all the eligibility and notice requirements specified in our Bylaws. A shareholder proposing to nominate a person for election to our board of directors through the proxy access provision must generally provide us with a notice requesting the inclusion of the director nominee in our proxy materials and other required information not less than 120 days nor more than 150 days prior to the first anniversary of the date on which our definitive proxy statement was released to shareholders in connection with the prior year’s annual meeting. The complete proxy access provision for director nominations are set forth in the Bylaws.

Additional Authorized Shares of Capital Stock. The additional shares of authorized common stock and preferred shares available for issuance under the Articles could be issued at such times, under such circumstances and with such terms and conditions as to impede a change in control.

Special Meetings of Shareholders;  Shareholder Action by Unanimous Written Consent. Section 302A.433 of the MBCA and the Bylaws provide that special meetings of the Company’s shareholders may be called by the Company’s chief executive officer, chief financial officer, two or more directors, the chairman of the board of directors, or shareholders holding 10% or more of the voting shares of the Company, except that a special meeting called by shareholders for the purpose of considering any action to directly or indirectly facilitate or effect a business combination, including any action to change or otherwise affect the composition of the Company’s Board of Directors for that purpose, must be called by 25% or more of the voting shares of the Company. Section 302A.441 of the MBCA and the Bylaws also provide that action may be taken by shareholders without a meeting only by unanimous written consent.

Control Share Provision. Section 302A.671 of the MBCA applies, with certain exceptions, to any acquisition of the Company’s voting stock (from a person other than the Company and other than in connection with certain mergers and exchanges to which the Company is a party) resulting in the acquiring person owning 20% or more of the Company’s voting stock then outstanding. Section 302A.671 requires approval of any such acquisitions by both (i) the affirmative vote of the holders of a majority of the shares entitled to vote, including shares held by the acquiring person, and (ii) the affirmative vote of the holders of a majority of the shares entitled to vote, excluding all interested shares. In general, shares acquired in the absence of such approval are denied voting rights and are redeemable at their then fair market value by the Company within 30 days after the acquiring person has failed to give a timely information statement to the Company or the date the shareholders voted not to grant voting rights to the acquiring person’s shares.

Business Combination Provision. Section 302A.673 of the MBCA and the Articles generally prohibit the Company or any of its subsidiaries from entering into any merger, share exchange, sale of material assets or similar transaction with a beneficial owner of 10% or more of the voting power of the Company’s shares entitled to vote within four years following the date the person became a 10% shareholder, unless either the transaction or the person’s acquisition of shares is approved prior to the person becoming a 10% shareholder by a committee of disinterested members of the Board of Directors.

Takeover Offer; Fair Price. Under Section 302A.675 of the MBCA, an offeror may not acquire shares of a publicly held corporation within two years following the last purchase of shares pursuant to a takeover offer with respect to that class, including acquisitions made by purchase, exchange, merger, consolidation, partial or complete liquidation, redemption, reverse stock split, recapitalization, reorganization, or any other similar transaction, unless (i) the acquisition is approved by a committee of the board’s disinterested directors before the purchase of any shares by the offeror pursuant to the earlier takeover offer, or (ii) shareholders are afforded, at the time of the proposed acquisition, a reasonable opportunity to dispose of the shares to the offeror upon substantially equivalent terms as those provided in the earlier takeover offer.

Anti-Greenmail Provisions. Under Section 302A.553 of the MBCA and the Articles, we are prohibited from buying shares at an above-market price from a shareholder of 5% or more of the Company’s outstanding shares entitled to vote who has held the shares for less than two years unless (i) the purchase is approved by a majority of the voting power of the shares present and entitled to vote at a meeting of shareholders, except where a larger proportion is required by law, or (ii) all other holders of shares of the same class or series are given the opportunity to sell the same percentage of their shares on substantially as favorable terms.